Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-174757, 333-169614 and 333-169613) on Form S-8 of Williams Industrial Services Group Inc. of our report dated April 1, 2019, relating to the consolidated financial statements of Williams Industrial Services Group Inc., appearing in this Form 10-K of Williams Industrial Services Group Inc. for the year ended December 31, 2018 which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standard.

/s/ Moss Adams LLP

Dallas, Texas

April 1, 2019